EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Rekor Systems, Inc. on Form S-8 of our report dated March 25, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Rekor Systems, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K of Rekor Systems, Inc. and Subsidiaries for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

April 29, 2024